UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

GRANITE CONSTRUCTION INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GRANITE CONSTRUCTION INCORPORATED
585 West Beach Street
Watsonville, California 95076

Notice of Annual Meeting of Shareholders

April 20, 2007

Date:	Monday, May 21, 2007
Time:	10:30 a.m., Pacific Daylight Time
Place:	Embassy Suites 1441 Canyon Del Rey Seaside, California 93955

Purposes of the Meeting:

•	To elect four (4) directors for the ensuing three-year term;

•	To vote on a proposal to amend the Bylaws of the Company to provide that in uncontested elections director nominees be elected by an affirmative vote of the majority of votes cast at the annual meeting of shareholders;

•	To ratify the appointment by the Audit/Compliance Committee of PricewaterhouseCoopers LLP as Granite’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

•	To consider any other matters properly brought before the meeting.

Who May Attend the Meeting?

Only shareholders, persons holding proxies from shareholders and invited representatives of the media and financial community may attend the meeting.

Record Date:

March 23, 2007 is the record date for the meeting. This means that if you own Granite stock at the close of business on that date, you are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

Annual Report:

We have included a copy of the annual report for the fiscal year that ended December 31, 2006 to each shareholder of record as of March 23, 2007. The annual report is not part of the proxy solicitation materials.

Shareholder List:

For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relative to the meeting during regular business hours at Granite’s headquarters located at 585 West Beach Street, Watsonville, CA 95076. The shareholder list will also be available at the annual meeting.

Proxy Voting:

Your vote is important. Please vote and return your proxy card promptly so your shares can be represented at the meeting even if you plan to attend. We have enclosed a postage-paid envelope for your convenience. You may revoke your proxy without affecting your right to vote in person if you decide to attend the meeting. Your proxy card has specific instructions on how to vote.

By Order of the Board of Directors,

Michael Futch
Vice President, General Counsel and Secretary

Proxy Statement

This proxy statement and the accompanying proxy card are being mailed to Granite shareholders on or about April 20, 2007. Granite Construction Incorporated, a Delaware corporation, on behalf of its Board of Directors, is soliciting your proxy to vote your shares at the 2007 annual meeting of shareholders being held on May 21, 2007, or any subsequent adjournment or postponement. We solicit proxies to give all shareholders of record an opportunity to vote on matters listed in the accompanying Notice of Annual Meeting of Shareholders and or any other matters that may be presented at the annual meeting. In this proxy statement you will find information, which we are providing to assist you in voting your shares.

Granite Construction Incorporated was incorporated in Delaware in January 1990 as the holding company for Granite Construction Company, which was incorporated in California in 1922. All dates in this proxy statement referring to service with Granite also include periods of service with Granite Construction Company.

Voting Information

Who Pays for This Solicitation?

Granite pays for the cost of the solicitation of this proxy solicitation. We will request banks and brokers, and other custodians, nominees and fiduciaries to solicit their customers who own our stock. We will reimburse their reasonable, out-of-pocket expenses for doing this. Our directors, officers and employees may also solicit proxies by mail, telephone, personal contact, telegraph, or through online methods without additional compensation.

Who Can Vote?

You will receive notice of the annual meeting and you can vote if, as of the close of business on March 23, 2007, you were a shareholder of record of Granite’s common stock. Each share of Granite stock you own is entitled to one vote. You may vote all shares owned by you as of the record date, including shares held directly in your name as the shareholder of record, and shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. As of the close of business on March 23, 2007, there were 41,755,757 shares of common stock issued and outstanding.

Voting Procedures

If you vote by proxy, your shares will be voted at the annual meeting in the manner you indicate on your proxy card. If you sign your proxy card but do not indicate how you want your shares voted, they will be voted as your Board of Directors recommends by the persons named on your proxy card. This proxy statement contains a description of each item that you are to vote on along with your Board’s recommendations. Below is a summary of your Board’s recommendations:

◆	For election of all four nominated directors;

◆	For the proposal to amend Granite’s Bylaws to provide that in uncontested elections, director nominees be elected by an affirmative vote of the majority of votes cast at the annual meeting of shareholders;

◆	For ratification of the appointment of PricewaterhouseCoopers LLP as Granite’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

As to any other item that may be properly proposed at the annual meeting, the shares will be voted in the discretion of the persons named on your proxy card, including a motion to adjourn the annual meeting to another time or place.

If there is a quorum, the four nominees receiving the highest number of votes will be elected for the upcoming three-year term. Nominees to the Board who receive a plurality of the shares voted will be elected as members of your Board of Directors. The proposal to amend Granite’s Bylaws requires the affirmative vote of 66 2/3 percent of the outstanding shares entitled to vote at the annual meeting. The other proposals included in this proxy statement require the affirmative vote of a majority of the votes cast. Any other matters properly proposed at the meeting will also be determined by a majority of the votes cast except as otherwise required by law or by Granite’s Certificate of Incorporation or Bylaws. This includes a motion to adjourn the annual meeting to another time or place (which includes by reason of soliciting additional proxies).

If you hold shares in a brokerage account and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, a broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from you. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are entitled to vote on that proposal and will not be counted in determining the number of shares necessary for approval, except with respect to proposals requiring the affirmative vote of the issued and outstanding shares at the record date.

After I return my proxy card can I change or revoke my proxy?

You can revoke your proxy at any time before the annual meeting. You may revoke your proxy card either by filing with our Secretary a written revocation or a properly signed proxy card bearing a later date, or by attending the meeting and voting in person if you are a shareholder of record. Your proxy card gives specific instructions on how to vote.

Can I vote at the annual meeting instead of voting by proxy?

You may attend the annual meeting and vote in person instead of voting by proxy, however, we strongly encourage you to complete and return the enclosed proxy card to ensure that your shares are voted.

What constitutes a quorum?

Granite’s Bylaws require a quorum to be present in order to transact business at the meeting. A quorum consists of a majority of the shares entitled to vote, either in person or represented by proxy. In determining a quorum we count votes for and against, abstentions and broker non-votes as present.

Who supervises the voting at the meeting?

Granite’s Bylaws and policies also specify that, prior to the annual meeting, management will appoint an independent Inspector of Elections to supervise the voting at the meeting. The Inspector decides all questions as to the qualification of voters, the validity of proxy cards and the acceptance or rejection of votes. Before assuming his or her duties, the Inspector will take and sign an oath that he or she will faithfully perform his or her duties both impartially and to the best of his or her ability.

The Board of Directors

Election of Directors

The Board of Directors is divided into three classes. We keep the classes as equal in number as possible, however, the number of directors in a class depends on the total number of directors at any given time. Each director serves for a term of three years. The classes are arranged so that the terms of the directors in each class expire at successive annual meetings. This means that shareholders annually elect approximately one-third of the members of the Board. Granite currently has nine directors on the Board.

The terms of William G. Dorey, Rebecca A. McDonald, William H. Powell and Claes G. Bjork will expire at the 2007 annual meeting. The Board has nominated these four individuals for new terms that will expire at the 2010 annual meeting and until his or her successor is elected and qualified unless he or she resigns or upon his or her death, removal, or other cause identified in Granite’s Bylaws.

Ms. McDonald has served on the Board since 1994, and Messrs. Dorey and Powell have served on the Board since 2004. Mr. Bjork was recommended by the Nominating and Corporate Governance Committee to fill the unexpired term of a director who retired in 2006. The Board of Directors elected Mr. Bjork to fill the vacancy at a regularly scheduled Board meeting on July 20, 2006.

Management knows of no reason why any of these nominees should be unable or unwilling to serve. Each nominee has accepted the nomination and agreed to serve as a director if elected by shareholders. However, if any nominee should for any reason become unable or unwilling to serve between the date of the proxy statement and the annual meeting, the Board may designate a new nominee and the persons named as proxies will vote for that substitute nominee. You cannot vote for more than four nominees.

The Board of Directors recommends a vote “FOR” each of the above-named nominees.

Nominees for Election of Directors with Terms Expiring at the 2007 Annual Meeting

William G. Dorey Director since 2004
Mr. Dorey has been an employee of Granite since 1968 and has served in various capacities, including Chief Executive Officer since January 2004 and President since February 2003. He also served as Chief Operating Officer between May 1998 and January 2004, Executive Vice President between November 1998 and February 2003, Senior Vice President between 1990 and 1998, Manager, Branch Division from 1987 to 1998, and Vice President and Assistant Manager, Branch Division from 1983 to 1987. Mr. Dorey has been a director of Granite since January 2004 and between 1997 and 2002, he served as a director of TIC Holdings, Inc. Mr. Dorey holds a B.S. degree in Construction Engineering from Arizona State University. Age 62.

Rebecca A. McDonald Director since 1994
Ms. McDonald has served as President, Gas and Power, BHP Billiton since March 2004. She was formerly the President of the Houston Museum of Natural Science, a position she assumed in October 2001. Ms. McDonald holds a B.S. degree in Education from Stephen F. Austin State University. Age 54.

William H. Powell Director since 2004
Mr. Powell served as Chairman and Chief Executive Officer of National Starch and Chemical Company from 1999 until he retired in 2006. He is currently the Chairman, Board of Trustees of State Theatre Performing Arts Center in New Brunswick, New Jersey. Mr. Powell holds a B.A. degree in Chemistry and an M.S. in Chemical Engineering from Case Western Reserve University and an M.A. in Business Administration from the University of North Dakota. Age 61.

Claes G. Bjork Director since 2006
Mr. Bjork served as Chief Executive Officer of Skanska AB, Sweden, one of the world’s largest construction companies, from 1997 to 2002. He also served as President of Skanska USA from 1984 to 1996, Vice President from 1978 to 1985 and held various project management and field positions within Skanska USA and Skanska Sweden from 1969 to 1977. From 1998 through 2000, Mr. Bjork served as Chairman of Scancem Cement Company and is currently on the board of Qlik Technologies, Inc., the Swedish American Chamber of Commerce, one small start-up company, and is a member of the Board of Trustees of the American Scandinavian Foundation. He studied Civil Engineering in Sweden. Age 61.

Continuing Directors with Terms Expiring at the 2008 Annual Meeting

David H. Watts Director since 1988
Mr. Watts has served as our Chairman of the Board since May 1999. He also served as our Chief Executive Officer from October 1987 to December 2003 and as our President from October 1987 to January 2003. Mr. Watts was formerly President and Chief Executive Officer and a director of Ford, Bacon & Davis, Inc., an industrial engineering and construction firm. Mr. Watts currently serves as a director of Infrasource, Inc. (NYSE: IFS), the California Chamber of Commerce, of which he is a past Chair, Transportation California, the Monterey Bay Area Council of the Boy Scouts of America, and the California Business Roundtable. He holds a B.A. degree in Economics from Cornell University. Age 68.

J. Fernando Niebla Director since 1999
Mr. Niebla has served as President of International Technology Partners L.L.C., an information technology consulting company based in Orange County, California since August 1998. Mr. Niebla is a director of Union Bank of California, Pacific Life Corp and Integrated Healthcare Holdings, Inc. He holds a B.S. degree in Electrical Engineering from the University of Arizona and an M.S. QBA from the University of Southern California. Age 67.

Gary M. Cusumano Director since 2005
Mr. Cusumano retired in 2006 as Chairman of The Newhall Land and Farming Company, a developer of new towns and master-planned communities in north Los Angeles County, in which capacity he served since Lennar and LNR Properties acquired Newhall Land in 2004. Prior to the acquisition, he served as Chief Executive Officer from 2001 to 2004, and director since 1995. He is currently a director of Forest Lawn Memorial Parks and Mortuaries. Mr. Cusumano holds a B.S. degree in Economics from the University of California, Davis and is a graduate of the Sloan Program at the Stanford University Business School. Age 63.

Continuing Directors with Terms Expiring at the 2009 Annual Meeting

David H. Kelsey Director since 2003
Mr. Kelsey has served as Senior Vice President and Chief Financial Officer of Sealed Air Corporation, an S&P 500 manufacturer of specialty packaging for food and other protective applications, since December 2003 and served as Vice President and Chief Financial Officer between January 2002 and December 2003. Mr. Kelsey holds a B.S.E. degree in Civil and Geological Engineering from Princeton University and an M.B.A. degree from Harvard University Graduate School of Business. Age 56.

Continuing Directors with Terms Expiring at the 2009 Annual Meeting — Continued

James W. Bradford, Jr. Director since 2006
Mr. Bradford has served in various capacities at Vanderbilt University, Owen School of Management. From March 2005 to present, he has served as Dean and Ralph Owen Professor for the Practice of Management. Between 2002 and March 2005, he served as Acting Dean, Associate Dean Corporate Relations, Clinical Professor of Management and Adjunct Professor. Between 1999 and September 2001, he served as President and Chief Executive Officer of United Glass Corporation, and from 1992 to 1999, he served as President and Chief Executive Officer of AFG Industries. Mr. Bradford is currently a director of Genesco, Inc. and Clarcor, Inc. He holds a B.A. degree in History and Political Science from the University of Florida and a J.D. degree from Vanderbilt University. Age 59.

Information about the Board of Directors and Corporate Governance

Committees of the Board(1)

The following are the standing committees of the Board of Directors. Membership and the number of meetings held in 2006 are shown in the following chart.

Nominating
	Audit/		& Corporate
	Compliance	Compensation	Governance	Strategic Planning	Executive
Claes G. Bjork*		X			X
James W. Bradford, Jr.*	X		X	Chair
Gary M. Cusumano*		X	X	X
William G. Dorey					X
David H. Kelsey*	Chair
Rebecca A. McDonald*(2)		X	Chair	X	X
J. Fernando Niebla*	X		X	X
William H. Powell*	X	Chair		X
David H. Watts				X	Chair
Number of Meetings in 2006	11	7	8	1(3)	—

*	Independent directors

(1)	Linda Griego resigned from the Board effective March 22, 2007.

(2)	Presiding Director

(3)	The Committee also worked with management independently on various strategic initiatives throughout the year.

Audit/Compliance Committee

A description of the functions and activities of the Audit/Compliance Committee is in the “Report of the Audit/Compliance Committee” on Page 28 of this proxy statement and in the Audit/Compliance Committee Charter. All members of the Committee are non-employee directors who are independent under the listing standards of the New York Stock Exchange. Each member also satisfies the Securities and Exchange Commission’s (the “SEC”) requirement of independence. The Board has determined that Mr. Kelsey meets the criteria as an audit committee financial expert as defined by SEC rules. The Board of Directors has also determined that all members of the Committee are financially literate as required by the listing standards of the New York Stock Exchange. You can view and print the Audit/Compliance Committee’s charter on Granite’s website (see “Granite Website” on Page 11).

Compensation Committee

All members of the Committee meet the independence requirements under the listing standards of the New York Stock Exchange. The Committee reviews and recommends compensation for our directors, the Chief Executive Officer and other named executive officers, and overall compensation plans and strategies to the Board for their consideration and approval. In addition, the Compensation Committee administers the Amended and Restated 1999 Equity Incentive Plan (the “Plan”) with respect to persons subject to Section 16 of the Securities Exchange Act of 1934. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Plan will be administered only by the Compensation Committee, which includes at least two “non-employee directors” within the meaning of Section 162(m). If you desire additional information concerning the Compensation Committee, you can read the Compensation Committee Charter on Granite’s website (see “Granite Website” on Page 11) and the “Compensation Committee Report” on Page 17 of this proxy statement.

Nominating and Corporate Governance Committee

All members of the Committee meet the independence requirements under the listing standards of the New York Stock Exchange. The Nominating and Corporate Governance Committee recommends and nominates persons to serve on the Board of Directors. The Committee also develops and recommends corporate governance principles and practices to the Board and annually reviews the Board’s performance. The Committee’s policy for considering director candidates, including shareholder recommendations, is discussed in more detail below under the heading “Nominations to the Board” and is available on Granite’s website (see “Granite Website” on Page 11).

Strategic Planning Committee

The Strategic Planning Committee reviews and recommends for approval the Strategic Plan developed by management and provides overall strategic planning direction. The Committee also works with management independently on various strategic initiatives throughout the year.

Executive Committee

The Executive Committee’s responsibility is to carry out the powers and authority of the Board in the management of Granite’s business within limits set by the Board. The Committee reviews and approves decisions determined in the current “Limits of Authority” schedule in the Minute Book of the Company. Members of the Executive Committee do not receive any meeting fees or other compensation for their service on the Committee.

Executive Sessions and the Presiding Director

At each regular Board of Directors’ meeting, the Board schedules an executive session that consists entirely of non-employee directors. In 2006 the Board elected Rebecca A. McDonald, Chairman of the Nominating and Corporate Governance Committee, as our Presiding Director. The Presiding Director presides over executive sessions of the independent members of the Board and over all meetings at which the Chairman of the Board is not present. In addition, he or she acts as a liaison between the Chairman and the Board, and assists in setting the Board meeting agenda. A new Presiding Director is elected every two years.

Board of Directors’ Nomination Policy

Evaluation Criteria and Procedures

Members of the Board of Directors of Granite are divided into three classes and are nominated for election for staggered three-year terms. The Board, its members, its committee structure and performance and its overall governance performance are continuously reviewed. Included in this review is a careful evaluation of the mix of skills and experience of Board members weighed against Granite’s current and emerging operating and strategic challenges and opportunities. These evaluations are made on the basis of observations and interviews with management and with Board members conducted annually by the Nominating and Corporate Governance Committee, with the assistance of an independent executive search firm. The activities of the executive search firm are coordinated by the Director of Human Resources.

Current Board members whose performance, capabilities, and experience meet Granite’s expectations and needs are nominated for reelection in the year of their term’s completion. In accordance with the Granite’s Corporate Governance Guidelines, Board members are not re-nominated after they reach their 72nd birthday.

Each member of the Board of Directors must meet a set of core criteria, referred to as the “three C’s”: Character, Capability, and Commitment. Granite was founded by persons of outstanding character, and it is Granite’s intention to ensure that it continues to be governed by persons of high integrity and worthy of the trust of its shareholders. Further, Granite intends to recruit and select persons whose capabilities, including their educational background, their work and life experiences, and their demonstrated records of performance will ensure that Granite’s Board will have the balance of expertise and judgment required for its long-term performance and growth. Finally, Granite will recruit and select only those persons who demonstrate that they have the commitment to devote the time, energy, and effort required to guarantee that Granite will have the highest possible level of leadership and governance.

In addition to the three C’s, the Board recruitment and selection process assures that the Board composition meets all of the relevant standards for independence and specific expertise. For each new recruitment process, a set of specific criteria is determined by the Nominating and Corporate Governance Committee with the assistance of the executive search firm and the Chairman of the Board, utilizing the interview process noted above. These criteria may specify, for example, the type of industry or geographic experience that would be useful to maintain and improve the balance of skills and knowledge on the Board. After the search criteria are established, the executive search firm utilizes its professional skills and its data sources and contacts, including current Granite Board members and officers, to seek appropriate candidates. The credentials of a set of qualified candidates provided by the search process are submitted for review by the Nominating and Corporate Governance Committee, the Chairman of the Board and senior officers. Based on this review, the Nominating and Corporate Governance Committee invites the top candidates for personal interviews with the Committee and Granite’s executive management team.

Normally, the search, review, and interview process results in a single nominee to fill a specific vacancy. However, a given search may be aimed at producing more than one nominee and the search for a single nominee may result in two candidates of such capability and character that both might be nominated, with term classes restructured following additional vacancies.

It is Granite’s intention that this search and nomination process consider qualified candidates referred by a wide variety of sources, including all of Granite’s constituents — its customers, employees, shareholders, and members of the communities in which it operates. The search firm will include all referrals in its screening process and bring qualified candidates to the attention of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for assuring that all relevant sources of potential candidates have been canvassed.

Shareholder Recommendation and Direct Nomination of Board Candidates

Consistent with the Bylaws and the Nominating and Corporate Governance Committee Charter, Granite will review and consider for nomination any candidate for membership to the Board recommended by a shareholder, in accordance with the evaluation criteria and selection process described above. Shareholders wishing to recommend a candidate for consideration in connection with an election at a specific annual meeting should notify Granite well in advance of the meeting date to allow adequate time for the review process and preparation of the proxy statement, and in no event later than the date specified below with respect to direct nominations.

In addition, Granite’s Bylaws provide that any shareholder entitled to vote in the election of directors may directly nominate a candidate or candidates for election at a meeting provided that timely notice of his or her intention to make such nomination is given. To be timely, a shareholder nomination for a director to be elected at an annual meeting must be received by Granite not less than 120 days prior to the first anniversary of the date the proxy statement for the preceding year’s annual meeting of shareholders was released to shareholders and must contain the information specified in the Bylaws. The Committee will consider nominees to the Board recommended by shareholders as long as the shareholder gives timely notice in writing of his or her intent to nominate a director. To be timely, a shareholder nomination for a director to be elected at the 2008 annual meeting must be received at Granite’s principal office, addressed to the Corporate Secretary, on or before December 13, 2007.

Director Independence

Under the listing standards of the New York Stock Exchange, a director is considered independent if the Board determines that the director has no material relationship with Granite. In determining independence, the Board considers pertinent facts and circumstances including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board follows these guidelines when assessing the independence of a director:

•	A director who, within the last three years is, or has been, an employee of Granite or whose immediate family member is, or has been within the last three years, an executive officer of Granite, may not be deemed independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

•	A director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from

Granite, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent. Compensation received by a director for former service as an interim Chairman or CEO or other executive officer and compensation received by an immediate family member for service as an employee of Granite (other than an executive officer) will not be considered in determining independence under this test.

•	The following directors may not be deemed independent: (A) a director who is affiliated with or employed by or whose immediate family member is a current partner of a firm that is Granite’s internal or external auditor; (B) a director who is a current employee of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance practice; or (D) a director or immediate family member who was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Granite’s audit within that time.

•	A director who or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Granite’s present executive officers at the same time serves or served on that company’s compensation committee may not be deemed independent.

•	A director who is a current employee or whose immediate family member is a current executive officer of a company that has made payments to, or received payments from, Granite for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues for that fiscal year may not be deemed independent.

The Board reviews the independence of all non-employee directors every year. For the review, the Board relies on information from responses to questionnaires completed by directors and other sources. Directors are required to immediately inform the Nominating and Corporate Governance Committee of any material changes in their or their immediate family members’ relationships or circumstances that could impact or change their independence status.

During 2006, all non-employee directors who served on the Board for all or a part of the year, were identified as independent under the listing standards of the New York Stock Exchange; namely, Claes G. Bjork, James W. Bradford, Jr., Gary M. Cusumano, Linda Griego, David H. Kelsey, Rebecca A. McDonald, Raymond E. Miles, J. Fernando Niebla, William H. Powell and George B. Searle.

Board and Annual Shareholder Meeting Attendance

During 2006, the Board of Directors held seven meetings. All directors as a group attended an average of 97% of the total number of meetings of the Board and any committee on which they served. Except for irreconcilable conflicts, directors are expected to attend the annual shareholder meeting. The Annual Meeting Attendance Policy is a part of Granite’s Board of Directors Corporate Governance Guidelines and Policies and is posted on Granite’s website (see “Granite Website” on Page 11). All directors attended Granite’s 2006 annual shareholder meeting.

Communications with the Board

Any shareholder or other interested party wishing to communicate with the Board of Directors, or any particular director, including the Presiding Director, can do so by following the process described in the Communications with the Board of Directors Policy. The policy is posted on Granite’s website (see “Granite Website” below).

Code of Conduct

Granite’s Code of Conduct applies to all Granite employees, including the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer and all directors. The Code of Conduct is available on Granite’s website at www.graniteconstruction.com at the “About Us” site under “Core Values”. We will also post any amendments to its Code of Conduct at this location on our website. You can obtain a copy of the Code of Conduct, without charge, by contacting Granite’s Human Resources Department at (831) 724-1011.

Granite Website

The following charters and policies are available on Granite’s website at the Corporate Governance site under Investor Relations at www.graniteconstruction.com: the Audit/Compliance Committee Charter, the Nominating and Corporate Governance Committee Charter, the Compensation Committee Charter, the Corporate Governance Guidelines and Policies, the Board of Directors’ Nomination Policy, the Shareholder Communication to the Board Policy and Granite’s Code of Conduct. You can also request copies of these charters and policies in print without charge by contacting Granite’s Investor Relations Department at (831) 761-4714.

Executive and Director Compensation and Other Matters

Compensation Discussion and Analysis

Compensation Philosophy

Compensation paid to the named executive officers (the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Branch Division Manager, and Heavy Construction Division Manager, or “executive officers”) is aligned with the Company’s performance on both a short-term and long-term basis. We believe that the most effective way to enhance Company performance is to have the executive officers’ compensation at risk and dependent on business performance. Consequently, base salaries for executive officers are set below the median point of base salaries for executive officers in peer group construction companies. Additional compensation and equity awards can be earned by achievement of stretch financial targets established by the Compensation Committee.

Objective of the Compensation Program

The objective of the Company’s compensation program is to attract and retain talented, creative, experienced executives who possess the skills and leadership qualities necessary to compete in the marketplace and ensure the delivery of consistent financial performance and growth of shareholder value.

The Company has developed a three-tier program consisting of the following elements:

•	Base salaries set below the median point of base salaries for executive officers in peer group construction companies;

•	Cash incentives, which are earned if minimum financial performance thresholds are achieved; and

•	Stock incentives in the form of restricted stock, which are earned if financial performance exceeds higher financial thresholds.

What is the Compensation Program Designed to Reward?

The compensation program is designed to reward executive officers for achieving financial returns in excess of the cost of capital.

Compensation Elements and Reasons for Payment

Base Salary

The base salaries of executive officers, including the CEO, are generally set at not more than the 25th percentile range of salaries for comparable executive officers in the industry peer companies.

The CEO recommends base salary adjustments for executive officers other than himself, which are then reviewed and approved by the Compensation Committee.

Setting base salaries at a relatively low level and providing additional performance based incentives motivates the executives to attain the Company’s financial performance goals.

Cash Incentive and Stock Incentive

The CEO, COO and CFO earn 100% of their cash and stock incentive compensation from a program known as the Corporate Program, which uses two financial metrics, Return on Net Assets (“RONA”) and Weighted Average Cost of Capital (“WACC”). The RONA is a percentage calculated by dividing the return the Company earns by its weighted average Net Operating Assets (total assets less current liabilities, long-term debt, an estimated value for quarry property held for future use, and deferred income taxes). The WACC is a percentage determined by the Compensation Committee based on the Company’s blended cost of debt and equity as calculated for the prior fiscal year. For 2006, the WACC was 8.4%. The Corporate Program allows incentive compensation to begin to be earned when the RONA reaches 40% of the WACC. The CEO, COO and CFO can earn their maximum cash incentive if the RONA reaches the WACC. The CEO, COO and CFO will achieve their maximum total incentive compensation (cash and stock) if the Company’s RONA reaches a level which the Compensation Committee determines is representative of superior performance (“the RONA Target”). For 2006, the RONA Target was 5.5% above the WACC, or 13.9%. In determining the RONA Target, the Compensation Committee considers the Company’s RONA history, industry comparisons, growth rate, new investment in the business, cost of capital, and the market conditions the Company is experiencing. The RONA Target for fiscal year 2006 equates to an estimated adjusted net income of approximately $101 million. The RONA Target is reviewed annually by the Compensation Committee, as is the amount of incentive compensation that can be earned by each of the executive officers if the RONA Target is reached.

In the event of an operating loss either at the corporate or division level, a negative incentive compensation amount of no more than 25% of the executive’s Annual Allowable Incentive Compensation (the executive’s total compensation limit less salary) will be calculated and carried forward to offset future positive incentive compensation. Under unusual circumstances, the Compensation Committee may approve adjustment to the negative commission if deemed truly equitable and in the Company’s interest.

The Branch Division Manager and the Heavy Construction Division Manager (“Division Managers”) earn a large portion of their cash and stock incentive compensation from a program based on their respective Division’s Adjusted Operating Income (actual Operating Income adjusted for pre-defined profit or loss items such as interest earned or charged on operating cash flow, equipment transfers between business units, and/or materials sales between business units). This program, known as the Division Incentive Program, allows incentive compensation to begin to be earned when the Division Adjusted Operating Income exceeds an initial threshold of allocated corporate overhead and a charge for the cost of the assets employed by the Division. The maximum cash and stock incentive for the Division Incentive Program is paid when a Division’s Adjusted Operating Income Target is achieved. Division Adjusted Operating Income Targets, as well as the maximum incentive that can be earned by each Division Manager if this target is achieved, are set annually by the CEO and reviewed and approved by the Compensation Committee. In determining the Division’s Adjusted Operating Income Targets, consideration is given to the size of the Division, the value of the net assets employed, recent Division performance history, and current market conditions. If the Division Adjusted Operating Income Target is not achieved, the actual cash and stock incentive paid is based on a straight line pro-ration of the Division’s Adjusted Operating Income compared to the Division Adjusted Operating Income Target.

Both the Branch Division Manager and the Heavy Construction Division Manager can earn up to 30% of their maximum incentive compensation from the Corporate Program and up to 70% of their maximum incentive compensation from their respective Division Incentive Program. This weighting towards the performance of the Division ensures that the most significant portion of the Division Manager’s potential incentive compensation is directly tied to their performance. If there is an operating loss at either the Corporate or Division level, a negative incentive will be calculated for the Corporate Program or Division Incentive Program, respectively. Negative incentive compensation calculated on the Division Incentive Program offsets a positive amount earned under the Corporate Program or vice versa, unless the CEO requests an adjustment of the offset and the adjustment is approved by the Compensation Committee. There were no adjustments approved for executive officers in 2006.

When establishing the maximum incentive that any of the executive officers can earn if stretch performance targets are reached, the Compensation Committee reviews available industry compensation survey data. Each year the Compensation Committee defines stretch performance targets for the executive officers which, if achieved, allow for maximum compensation levels. These compensation levels are targeted at approximately the 80th percentile of the market in the industry for each executive officer.

The Corporate Program incorporates RONA and WACC as the primary metrics because of the significant capital needs of the business. The Company’s operations require sizable investment in capital equipment and aggregate reserves, which require periodic replacement. Both the Division Incentive Program and the Corporate Program are designed to reward high returns on the net assets employed. Reaching targeted returns on net assets and high returns on revenue will generate the cash necessary to replace assets as needed and provide the cash necessary for growth and fair dividend returns to the shareholders. In this way, the incentive compensation paid to the executive officers is aligned with the metrics that directly affect the financial health of the Company and the interests of the shareholders.

The Company’s Decisions Regarding Each Element of the Compensation Program and
How the Decisions Reflect the Company’s Overall Compensation Objectives

In keeping with the philosophy that a significant amount of the executive officers’ compensation should be at risk and dependent on business performance, base salaries paid to the executive officers are low compared to their construction industry peers. Executive officers can earn additional cash once the Company’s RONA equals 40% of the WACC and can earn their maximum cash incentive (100% of their maximum cash incentive compensation in the case of the CEO, COO and CFO and 30% of their maximum cash incentive compensation in the case of the Division Managers) once RONA reaches 100% of the WACC.

Use of Restricted Stock

The only long-term compensation, restricted stock, is not granted, but must be earned. Under the executive compensation program, an executive officer begins to earn restricted stock once RONA exceeds 100% of the WACC and continues until RONA reaches the RONA Target. The number of shares earned is determined by dividing the dollar amount of stock incentive calculated under the Incentive Program by the closing stock price on the last trading day in December of the plan year. Restricted stock serves as a retention tool and provides the executive officers with a longer term incentive to grow shareholder value as vesting occurs over a 5 year period unless the executive is 62 years or older. Executive officers 62 years or older receive this incentive in fully vested stock or, at the discretion of the Compensation Committee, may be granted cash in lieu of restricted stock.

Under the Company’s Insider Trading Program, executive officers and other insiders are strongly discouraged from engaging in hedging or monetization transactions, such as zero-cost collars or forward sale contracts, involving the Company’s securities. Further, they are strongly discouraged from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Policies for Allocating Between Long-Term and Currently Paid Out Compensation

If financial performance reaches the performance targets and maximum cash and stock incentive is earned, executive officers will earn no more than 60% of their total allowed compensation in cash and the remaining 40% will be in restricted Granite stock (prior to age 62, and fully vested stock after age 62).

Discretionary Deviations from Structured Plan and Policy Regarding Recovery of
Award if Basis Changes Because of Restatement

The executive compensation programs, as currently structured and documented, provide that executive officers may be awarded up to 25% of their annual allowable incentive or have total calculated incentive compensation reduced by as much as 25% depending upon how successful they have been in achieving certain subjective leadership goals or expectations which management, the Compensation Committee or the Board designates as being important to the long-term growth and welfare of the Company. The leadership expectation adjustment will not allow compensation to exceed the executive officer’s annual compensation limit, but could result in the payment of incentive compensation when none was earned based on the program formula.

If the basis upon which a previous compensation award is made changes because of a restatement of prior year financial results, and the previous award is determined to be an overpayment, it is the Company’s policy to either recover the amount overpaid or to hold the overpayment as a debit against future incentive compensation earned.

Factors Considered in Decisions to Materially Increase or Decrease Compensation —
Benchmarking

We review compensation for all of the executives annually and utilize survey data to help set proper compensation levels. We match those levels of compensation with reasonable expectations for business performance which would justify those levels of compensation. We regularly use the Analytical Consulting Companies to analyze and compare all aspects of the executive officers’ compensation with the compensation paid to their peers in public and private construction companies. This analysis includes survey data for salary levels, cash incentive, stock incentive and total compensation. The benchmarks against other companies include revenue size, span of control of the executive position, and level of authority. The following is a list of the peer group construction companies included in the analysis:

•	Austin Industries, Inc.	•	Pepper Construction Company
•	Barton Malow Company	•	Perini Corporation
•	Beck Group	•	Peter Kiewit Sons’, Inc.
•	Bovis Lend Lease, Inc.	•	Sundt Construction
•	Centex Construction Group	•	Turner Construction
•	Gilbane Building Company	•	Walbridge Aldinger
•	JE Dunn	•	Washington Group International
•	Mortenson	•	Zachry Construction Corporation

During 2006, the Company also enlisted Shareholder Value Advisors, Inc. to advise the Company on the design and structure of the Company’s primary compensation programs and, specifically, all matters related to CEO and other executive compensation.

Role of Executive Officers in Determining Executive Compensation

All elements of the CEO’s compensation are determined by the Compensation Committee. The CEO recommends salary levels and incentive compensation for other executive officers to the Compensation Committee for approval.

Key Management Deferred Compensation Program

Executive officers may defer receipt of part or all of their cash incentive compensation under the Company’s non-qualified deferred compensation plan. The plan allows executives to save for retirement in a tax-effective way at minimal cost to the Company. Under this unfunded program, cash incentive amounts deferred by the executive are credited quarterly with hypothetical earnings equal to one-quarter of the sum of the 30-day average of the Lehman Brothers long-term bond index determined as of December 1 of the prior plan year, plus 100 basis points, or as determined by the Compensation Committee. In addition, executive officers aged 62 or older who have been granted cash in lieu of restricted stock are required to defer all of their cash incentive compensation into the Company’s non-qualified deferred compensation plan, which will be credited quarterly with hypothetical earnings (or losses) equal to an amount determined by the Committee as though the cash incentive amount had been invested in shares of Company stock for such period. Partial deferral of cash incentive is not allowed.

Impact of Accounting and Tax Treatments of a Particular Form of Compensation

We provide certain stock-based compensation under our Amended and Restated 1999 Equity Incentive Plan (the “Plan”), which is accounted for under FASB Statement No 123 (revised 2004), “Share-

Based Payment” (“SFAS 123-R”). The Plan provides for the grant of restricted common stock, incentive and nonqualified stock options, performance units and performance shares to employees and awards to members of our Board of Directors in the form of stock units or stock options (“Director Options”). A total of 4,250,000 shares of our common stock have been reserved for issuance under the Plan, of which approximately 2,333,100 remained available as of December 31, 2006. Restricted stock compensation cost is measured as the stock’s fair value based on the market price at the date of grant. Restricted stock compensation cost is recognized ratably over the vesting period or the period from the grant date to the first maturity date after the holder reaches age 62 and has completed certain specified years of service, when all restricted shares become fully vested.

Salary and cash incentive payments are taxable to the executive officer in the year they are paid. Restricted stock incentives are taxable income to the executive officer and provide an income tax deduction for the Company in the year the stock vests. Deferred compensation is considered to be paid to the executive officer when it is no longer being deferred. The Company expenses salary and cash incentive payments in the year they are earned.

Section 162(m) of the Code disallows a federal income tax deduction to publicly held companies for certain compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per executive officer in any fiscal year. This limitation applies only to compensation that is not considered performance-based under the Section 162(m) rules. The Company’s executive compensation programs have been structured so that any compensation deemed paid in connection with the program is intended to qualify as performance-based compensation which will not be subject to the $1 million limitation.

Employment Agreements and Change-in-Control Arrangements

We have entered into change-in-control employment agreements with each of the executive officers. The change-in-control agreements provide an additional tool for attracting and retaining talented executives who possess the skills needed by the Company. These agreements provide that if the executive officer’s employment with the Company is terminated within two and one-half years after a “change-in-control” of the Company, the executive officer will be entitled to receive the following benefits unless his or her employment is terminated for cause:

•	A lump sum payment, less applicable withholding, equal to three (3) times the executive officer’s average gross annual compensation, including salary and incentive bonuses, during the three (3) fiscal years ending before the date of termination;

•	A lump sum payment, less applicable withholding, equal to the cost to the Company of the executive officer’s group insurance benefits, such as life, health, and long-term disability, for the three (3) fiscal years ending before the date of termination;

•	A lump sum payment, less applicable withholding, equal to the cash equivalent of the contributions which would have been made on behalf of the executive officer for the three (3) fiscal years ending before the date of termination to the ESOP, profit sharing plan, or other retirement plan provided by the Company and in effect as of the date of termination;

•	Benefits under long-term incentive plans in existence at the date of termination in accordance with the provisions contained in such plans; and

•	Reasonable professional outplacement services for the executive officer until the earlier of one (1) year following the date of termination or the date on which the executive officer obtains other employment.

The amount of payment made pursuant to the above are each reduced, if the executive officer is at least 62 years of age at the date of termination, by multiplying the amount of the payments which would otherwise be made by a fraction, the numerator of which is the time in years, or fraction thereof, from the date of termination to the date upon which the executive officer would reach 65 years of age and the denominator of which is three (3).

A “change-in-control” is defined as (i) a merger, consolidation or acquisition of the Company where the shareholders of the Company do not retain a majority interest in the surviving or acquiring corporation; (ii) the transfer of substantially all of our assets to a corporation not controlled by the Company or its shareholders; or (iii) the transfer to affiliated persons of more than 30% of the voting stock of the Company, which leads to a change of a majority of the members of the Board of Directors.

A change-in-control will also affect restricted stock earned under the Amended and Restated 1999 Equity Incentive Plan. This plan provides that if the surviving successor or acquiring corporation does not either assume outstanding restricted stock awards or substitute new restricted stock awards having an equivalent value, the Board of Directors shall provide that any restricted stock awards otherwise unvested shall be immediately vested in full.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and in Granite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Members of the Compensation Committee:

William H. Powell, Chair	Gary M. Cusumano
Claes G. Bjork	Rebecca A. McDonald

Summary Compensation Table

The following table summarizes the compensation for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers (our Named Executive Officers — “NEOs”) for the fiscal year ended December 31, 2006.

					Change in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
			Stock	Incentive Plan	Compensation	All Other
Name and		Salary	Awards(1)	Compensation(2)	Earnings(3)	Compensation(4)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
William G. Dorey
President and Chief Executive Officer	2006	360,000	1,382,034	480,000	2,057	42,674	2,266,765
Mark E. Boitano Executive Vice President and Chief Operating Officer	2006	300,000	319,116	390,000	276	43,378	1,052,770
William E. Barton
Senior Vice President and Chief Financial Officer	2006	260,000	718,459	190,000	255	42,564	1,211,278
James H. Roberts
Senior Vice President and Branch Division Manager	2006	240,000	263,507	300,000	155	37,811	841,473
Michael F. Donnino
Senior Vice President and Manager, Heavy Construction Division	2006	240,000	76,674	35,478	418	39,122	391,692

(1)	The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R for the fiscal year ended December 31, 2006 (see Note 12 of the Notes to the Consolidated Financial Statements in Granite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006). This includes Incentive Compensation Plan awards granted prior to 2006. In 2006 both Messrs. Dorey and Barton turned 62, with 10 years service, and became 100% vested in all outstanding shares in accordance with Granite’s standard vesting schedule under the Equity Incentive Plan. Accordingly column (d) for both Messrs. Dorey and Barton include the 2006 and prior year performance awards expensed in 2006 in the amounts $438,034, $640,814, $101,798, $110,058, $91,330 and $235,027, $336,443, $42,759, $57,777, $46,453, respectively. The fair value for all other stock awards is calculated using the closing price of Granite stock on the date of grant.

(2)	Amounts in column (e) reflect the cash awards earned for performance in 2006 but awarded and paid on March 15, 2007.

(3)	The amounts in column (f) reflect the above-market earnings on deferred compensation. Above market is any interest above the applicable federal long-term rate (“AFR”) that corresponds most closely to the rate used by the plan at the time the interest rate or formula is set.

(4)	The amounts reflected in column (g) represent Granite’s contributions to the Employee Stock Ownership Plan, the Nonqualified Deferred Compensation Plan, the Profit Sharing and 401(k) Plan that were earned during the current year, vehicle use and the cost of insurance premiums. The aggregate value of vehicle use and cost of insurance premiums for each named executive officer does not exceed $10,000.

Grants of Plan-Based Awards

The following table provides additional information about stock and option awards and equity and non-equity incentive plan awards granted to our NEOs during the year ended December 31, 2006.

		Estimated Future Payouts Under			Estimated Future Payouts Under			Grant Date
		Non-Equity Incentive Plan			Equity Incentive Plan			Fair Value of
		Awards(1)(2)(4)			Awards(1)(3)(4)			Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards(5)
Name	Date	($)	($)	($)	(#)	(#)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
William G. Dorey	3/15/07	0	N/A	480,000	0	N/A	13,593	501,147
Mark E. Boitano	3/15/07	0	N/A	390,000	0	N/A	11,169	411,759
William E. Barton	3/15/07	0	N/A	190,000	0	N/A	7,293	268,909
James H. Roberts	3/15/07	0	N/A	300,000	0	N/A	13,116	79,128
Michael F. Donnino	3/15/07	0	N/A	240,000	0	N/A	11,129	—

(1)	Estimated future payouts reflect potential awards for the period from January 1 to December 31, 2006.

(2)	The amounts shown in column (c) reflect the threshold under the Company’s Executive Incentive Compensation Plan. This is zero when the Return on Net Assets (RONA) is less than 40% of the Weighted Average Cost of Capital (WACC). Column (e) is achieved when the RONA equals the WACC.

(3)	The amounts shown in column (f) reflect the threshold level under the Equity Component of the Executive Incentive Compensation Plan. This is zero when the RONA is less than 100% of the WACC. Column (h) is based on the RONA exceeding the WACC by a pre-set percentage to reach the maximum RONA target.

(4)	Targets for both the Non-Equity and Equity Incentive Awards are marked as N/A because there are no targets. Actual Award amounts are calculated based on a straight line pro-ration of the Company’s RONA compared to the WACC.

(5)	The amounts shown in column (i) show the full grant date fair value of restricted stock determined in accordance with FAS 123R. The full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule. These awards were earned for performance in 2006, but granted March 15, 2007. The number of shares is based on the equity award divided by the stock price of the last trading of the performance year. The fair value is based on the stock price on the grant date. Messrs. Dorey and Barton’s equity incentive plan awards earned in 2006 became 100% vested under the Granite stock program in 2006 upon reaching age 62 with 10 years of service, and therefore were expensed in 2006. In the year ended December 31, 2000, Mr. Boitano and Mr. Roberts participated in a bonus banking system. Calculated commissions on the Branch Division operating results that were in excess of the maximum approved annual commission were banked for future distribution when the calculated commissions fell below the approved maximum, or upon retirement if earlier. This provision of the incentive plan was discontinued beginning with the 2003 plan year. Mr. Boitano’s bonus bank balance of $31,139 was applied towards his 2006 incentive commission restricted stock award. No amount from Mr. Roberts’ bonus bank balance was applied in 2006. On December 31, 2006, Mr. Roberts’ balance was $45,160.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the equity awards we made to our NEOs that are outstanding as of December 31, 2006.

	Stock Awards
	Number of Shares or Units	Market Value of Shares or
	of Stock that Have Not	Units of Stock that Have Not
	Vested	Vested(1)
Name	(#)	($)
(a)	(b)	(c)
William G. Dorey	—(2)	—
Mark E. Boitano	32,091	1,614,819
William E. Barton	—(2)	—
James H. Roberts	51,448	2,588,863
Michael F. Donnino	13,938	701,360

(1)	The amounts shown in column (c) reflect the December 29, 2006 stock price of $50.32.

(2)	In 2006, Messrs. Dorey and Barton became fully vested in all stock awards under Granite’s vesting program, whereby stock is 100% vested when the holder reaches age 62 with 10 years of service. The amounts that vested in 2006 are reflected in the Stock Vested table in columns (b) and (c).

Stock Vested

The following table reflects the number of shares our NEOs acquired upon the vesting of stock awards during 2006 and the value realized before payment of applicable withholding tax and broker commissions.

	Stock Awards
	Number of Shares	Value Realized upon
	Acquired on Vesting(1)	Vesting(2)
Name	(#)	($)
(a)	(b)	(c)
William G. Dorey	63,085	3,238,677
Mark E. Boitano	13,110	618,201
William E. Barton	32,185	1,439,225
James H. Roberts	10,989	526,813
Michael F. Donnino	10,302	493,878

(1)	In 2006 Messrs. Dorey and Barton’s outstanding stock awards became 100% vested under the Granite vesting program as they turned age 62 with 10 years service. With respect to performance awards, for 2006, Mr. Dorey and Mr. Barton earned 8,705 and 4,671 shares, respectively which became 100% vested in 2006 and are included in the table above.

(2)	The amounts in column (c) reflect the fair value on the day of vesting.

Nonqualified Deferred Compensation

The following table summarizes our NEOs’ compensation under our nonqualified deferred compensation plans for the year ended December 31, 2006 and are also reflected in the Summary Compensation Table above:

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Balance at
	in Last Fiscal	in Last Fiscal	Last Fiscal	Last Fiscal
Name	Year(1)(2)(3)	Year(4)	Year(5)	Year End
(a)	(b)	(c)	(d)	(e)
William G. Dorey	90,202	6,082	133,709	2,460,823
Mark E. Boitano	23,342	6,082	17,961	344,051
William E. Barton	23,342	6,082	16,599	319,416
James H. Roberts	21,342	6,082	10,132	201,987
Michael F. Donnino	45,987	6,082	27,159	520,583

(1)	The NEOs can defer compensation under two nonqualified deferred compensation plans: The 2006 Key Management Deferred Compensation Plan, which establishes a plan for key management to defer cash compensation in excess of amounts allowed under Granite’s qualified plan, subject to specified limits; and the 2006 Key Management Deferred Incentive Compensation Plan, which allows for the deferral of cash incentive compensation. Participants are required to make an election each plan year with respect to the amount to be deferred, date and form of distribution. A distribution election is irrevocable on the first day of each plan year.

(2)	The 2006 Key Management Deferred Compensation Plan allows deferral of cash compensation in excess of $210,000 but not in excess of $310,000. (These amounts are adjusted from time to time by the Committee.) Participants can also elect to defer an additional portion equal to the full amount of their quarterly cash dividends from the Employee Stock Ownership Program, the amount payable to the participant under the Company’s “Cafeteria Plan,” and up to 85% of their profit sharing cash bonus (in 5% increments).

(3)	The 2006 Key Management Deferred Compensation Plan allows each participant to make an annual election to defer the receipt of a whole percentage (up to 15% or such other percentage as determined by the Board) of compensation under the Plan as described above. The 2006 Key Management Deferred Incentive Compensation Plan allows each participant to make an annual election to defer the Receipt of any whole percentage up to and including 100% of his or her cash incentive compensation.

(4)	The 2006 Key Management Deferred Compensation Plan allows Company Matching Contributions. The Company annually credits each participant with an amount equal to a percentage of the compensation deferred by the participant. The percentage will equal the matching contribution percentage determined under the Profit Sharing and 401(k) Plan for such Plan Year. In addition a Discretionary Contribution is allowed whereby the Company credits each participant with a total discretionary contribution percentage as determined by the Board for the Profit Sharing and 401(k) Plan and the Employee Stock Ownership Plan with respect to the Plan Year for which such Compensation was deferred. In 2006 the percentage was 2.26%.

(5)	Compensation deferred under either plan is credited with quarterly interest based on the 30-day average of the Lehman Brothers long-term bond index determined as of December 1 of the year prior to the plan year, plus 100 basis points, or such other rate as may be established by the Compensation Committee. In 2006 the rate was 5.85%.

Potential Payments upon Termination or Change in Control

Except in the case of a change in control of the Company, the Company is not obligated to pay severance or other enhanced benefits to named executive officers upon termination of their employment.

The following table describes an example of the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the Named Executive Officers would be entitled upon termination of employment within two and one-half years following a change in control of the Company. This example assumes the event occurred on the last business day of the last completed fiscal year, 2006.

	Cash			Accelerated
	Severance	Insurance	Other	Equity
	Payment(1)	Benefits(2)	Compensation(3)	Awards(4)	Total
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
William G. Dorey	3,281,634	27,216	39,464	—	3,348,314
Mark E. Boitano	2,765,875	27,216	39,464	1,614,819	4,447,374
William E. Barton	1,778,539	27,216	39,464	—	1,845,219
James H. Roberts	2,330,994	27,216	39,464	2,588,863	4,986,537
Michael F. Donnino	1,025,883	27,216	37,513	701,360	1,791,972

(1)	The amounts in column (b) reflect three (3) times the executive officer’s gross annual compensation, including salary and incentive bonuses, during the three (3) fiscal years ending before the termination date.

(2)	The amounts in column (c) reflect the lump sum equal to the cost to the Company of the executive officer’s group insurance benefits, such as life, health and long-term disability, for the three (3) fiscal years ending before the date of termination.

(3)	The amounts in column (d) reflect a lump sum payment equal to the cash equivalent of contributions which would have been made on behalf of the officer for the three (3) fiscal years ending before the date of termination to the ESOP profit sharing plan, or other retirement plan provided by the Company and in effect as of the date of termination. This amount does not include reasonable professional outplacement services for the executive officer.

(4)	In the event of a change in control, if the acquiring corporation elects not to assume or substitute outstanding equity awards, all unexercisable, unvested or unpaid portions of these outstanding equity awards became immediately exercisable and fully vested. If the executive officer’s service is terminated within twelve (12) months following a change in control, the exercisability, vesting, and payment of the outstanding awards are accelerated effective immediately as of the date of termination. The amounts in column (e) reflect the outstanding equity awards valued at the December 29, 2006 stock value of $50.32. In 2006, Messrs. Dorey’s and Barton’s outstanding stock awards became 100% vested under the Granite vesting program as they turned age 62 with 10 years of service.

Director Compensation

In 2006, non-employee directors received an annual retainer of $60,000, paid in quarterly installments, for serving on the Board and received additional fees of $1,000 for each Board of Directors’ meeting they attended in person or $750 for each Board meeting attended by telephone. In addition, non-employee directors received, for each committee meeting attended in person, a fee of $600 if the meeting was held in conjunction with a regular Board meeting or $750 if it was not held in conjunction with a regular Board meeting, and, for each committee meeting attended by telephone, a fee of $500 (excluding participation in Executive Committee meetings, for which no fee is paid). The Chairman of each committee of the Board of

Directors received an additional $8,000 annual retainer, paid in quarterly installments (excluding the Executive Committee Chairman). Audit committee members received an additional $250 for each quarterly review meeting which they attended by telephone.

Each non-employee director must elect to receive between 50% and 100% of the value of his retainer and meeting fees in the form of Stock Unit Payments (an unfunded bookkeeping entry representing a right granted to the director to receive payment of one share of common stock of the Company) or stock options (the right to purchase common stock of the Company at a stated price for a specified period of time) issued under the Amended and Restated 1999 Equity Incentive Plan. The election must be made prior to the start of the calendar year in which the retainer and fees are earned. If no election is made, a director will receive 50% of the value of his retainer and fees in the form of stock options.

In 2006, in order to avoid unfavorable tax treatment under the recently-enacted Section 409A of the Code, all stock options granted to directors in 2005 at exercise prices less than the fair market value of Granite’s common stock on the grant date were amended to increase these exercise prices to 100% of the average closing price of the underlying common stock on the original grant dates, determined in accordance with the terms of the Amended and Restated 1999 Equity Incentive Plan or, at the director’s election, were converted into Stock Unit Payments. If a director elected to amend his or her stock option to increase the exercise price, we granted a new stock option to the director in 2006, the value of which was equal to or closely approximated the difference between the original exercise price of the director’s stock options and the amended exercise price of the director’s stock options. At the same time, we allowed each director who in 2005 had elected to receive all or a portion of his or her 2006 compensation in the form of discounted stock options to make a new election to (i) receive all or a portion of his or her 2006 compensation in the form of stock options with an exercise price equal to 100% of the average closing price of our common stock on the ten trading days preceding the date of grant or (ii) receive Stock Unit Payments in 2006 as if the director originally had elected Stock Unit Payments.

In 2006, a director electing to receive a stock option was granted a non-statutory stock option each quarter for a number of shares of common stock equal to the applicable portion of the quarterly director fee divided by 25% of the average closing sale price of a share of our common stock for the ten trading days preceding the grant date. The exercise price of the stock option was equal to 100% of the average closing sale price per share of our common stock for the ten trading days preceding the grant date, in accordance with the terms of the Amended and Restated 1999 Equity Incentive Plan. Stock options granted to directors are fully vested and exercisable on the date of grant. Retired directors must exercise their stock options within three years following their retirement, but in no case later than the expiration of the ten-year term for such stock options.

In 2006 a director electing to receive a Stock Units Payment was granted an award each quarter for a number of stock units determined by dividing the applicable portion of the quarterly director fee by an amount equal to the average closing price of a share of our common stock for the ten trading days preceding the date of grant. Non-employee directors are not required to pay any additional cash consideration in connection with the settlement of the Stock Unit Payments.

Director Compensation Table

The following table presents the compensation provided by Granite to our directors for the year ending December 31, 2006.

	Fees Earned or	Option	Stock Unit	All Other
	Paid in Cash	Payments(1)	Payments(1)	Compensation	Total
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(e)
Claes G. Bjork(2)	—	65,110	—	—	65,110
James W. Bradford	33,350	—	33,502	—	66,852
Gary M. Cusumano	37,750	—	54,052	—	91,802
Linda Griego(3)	39,840	—	104,668	—	144,508
David H. Kelsey	39,100	—	108,363	—	147,463
Rebecca A. McDonald	39,500	—	40,858	—	80,358
Raymond E. Miles(4)	20,853	—	11,193	—	32,046
J. Fernando Niebla	37,450	—	38,138	—	75,588
William H. Powell	41,275	—	42,220	—	83,495
George B. Searle(4)	8,407	—	18,136	—	26,543
David H. Watts(5)	—	—	—	385,582	385,582

(1)	The amounts in columns (c) and (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R. Stock awards of less than 50% of all directors’ compensation can be taken in the form of options or stock units. Stock options cease to be exercisable 10 years from the grant date. Retired directors must exercise their stock options within 36 months of their retirement date, which must be within the original 10 years from grant date. Stock Unit Payments are issued as shares either within 30 days of retirement or on an early settlement date. Early settlement date must be elected prior to the start of the plan year and be at least 3 years after the election date. Stock units are payable in one lump sum or up to four annual installments. The Stock Unit Payments qualify for a dividend, which is paid in the form of a unit and the dividend is based on fair market value on the record date.

Additionally, during 2006, the directors’ incentive plan was modified to avoid unfavorable tax treatment under Section 409A of the Code as described above. At the time of the plan change, the directors were required to make a one-time election to exchange stock options issued in 2005 for new stock options with modified terms or for Stock Unit Payments. Incorporating this change required a one-time adjustment in the value of the directors’ units or options and is reflected in column (d). The one time adjustment affected Messrs. Cusumano, Griego, and Kelsey in the amounts of $16,113, $64,633, and $69,060 respectively.

(2)	Mr. Bjork joined the Board in July 2006.

(3)	Ms. Griego resigned from the Board effective March 22, 2007.

(3)	Messrs. Miles and Searle retired in May 2006.

(4)	Mr. Watts, Chairman of the Board, is a non-executive employee of the Company. During 2006 Mr. Watts received a salary of $270,000 and a cash bonus of $115,582. Mr. Watts received no additional compensation as a director of the Company.

Stock Ownership of Beneficial Owners and Certain Management

The following table provides information concerning the ownership of our common stock by all directors and nominees, our Chief Executive Officer and our four other most highly compensated executive officers, directors and executive officers as a group, and owners of 5% or more of the outstanding common stock on March 23, 2007.

	Amount and Nature		Percent of
	of Beneficial		Common Stock
Name	Ownership(1)		Outstanding(2)
Emben & Co. (ESOP Trust) c/o BNY Western Trust Company One Wall Street New York, NY 10286	5,879,492		14.08
Barclays Global Investors, NA(3) 45 Fremont Street, 17th Floor San Francisco, CA 94105	7,056,880		16.86
David H. Watts(4)	1,549		*
Claes G. Bjork(5)	2,401	**	*
James W. Bradford, Jr.(6)	1,704	**	*
Gary M. Cusumano(7)	3,535	**	*
David H. Kelsey(8)	9,646	**	*
Rebecca A. McDonald(9)	13,465	**	*
J. Fernando Niebla(10)	13,480	**	*
William H. Powell(11)	6,738	**	*
William G. Dorey(12)	254,344		*
Mark E. Boitano(13)	193,847		*
William E. Barton(14)	106,265		*
Michael F. Donnino(15)	84,408		*
James H. Roberts(16)	181,463		*
All Executive Officers and Directors as a Group (13 Persons)(4-16)	872,845		2.09%

*	Less than 1%.

**	Each non-employee director must receive at least 50% of the value of all compensation for services as a director in the form of a stock-based director fee award in lieu of cash. All stock-based awards are exercisable at time of grant. Refer to Page 22 for further description.

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)	Calculated on the basis of 41,755,757 shares of common stock outstanding as of March 23, 2007, except that shares of common stock underlying options exercisable within 60 days of March 23, 2007 are deemed outstanding for purposes of calculating the beneficial ownership of common stock of the holders of such options.

(3)	Share ownership is as of December 31, 2006. Based upon a Schedule 13G filed by Barclays Global Investors, NA (“Barclays”) with the Securities and Exchange Commission. Barclays has sole voting power with respect to 6,307,906 shares and sole dispositive power with respect to all 7,056,880 shares.

(4)	Includes 223 shares of common stock owned by the Employee Stock Ownership Plan (“ESOP”) but allocated to Mr. Watts’ account as of March 23, 2007, over which Mr. Watts has voting but not dispositive power. Mr. Watts became eligible to withdraw his ESOP shares when he turned 59 1/2 and had completed 10 years of vesting service. He can elect to make a withdrawal once during each Plan year. Also includes 1,326 shares that Mr. Watts holds in trust for the benefit of family members, as to which Mr. Watts and his wife share voting and investment power.

(5)	All 2,401 shares are common stock which Mr. Bjork has the right to acquire as of March 23, 2007 as a result of options vested and exercisable on the day of grant under the Amended and Restated 1999 Equity Incentive Plan.

(6)	Includes 704 shares of common stock units granted to Mr. Bradford under the Amended and Restated 1999 Equity Incentive Plan and 1,000 shares held in Mr. Bradford’s name.

(7)	Includes 1,268 shares of common stock which Mr. Cusumano has the right to acquire as of March 23, 2007 as a result of options vested and exercisable on the day of grant under the Amended and Restated 1999 Equity Incentive Plan, 796 shares of common stock units granted to Mr. Cusumano under the Amended and Restated 1999 Equity Incentive Plan, and 1,471 shares of common stock that Mr. Cusumano holds in trust for the benefit of family members as to which Mr. Cusumano and his wife both separately and jointly hold voting and investment power.

(8)	Includes 5,973 shares of common stock which Mr. Kelsey has the right to acquire as of March 23, 2007 as a result of options vested and exercisable on the day of grant under the Amended and Restated 1999 Equity Incentive Plan, 825 shares of common stock units granted to Mr. Kelsey under the Amended and Restated 1999 Equity Incentive Plan, and 2,848 shares of common stock held in Mr. Kelsey’s name.

(9)	Includes 8,613 shares of common stock which Ms. McDonald has the right to acquire as of March 23, 2007 as a result of options vested and exercisable on the day of grant under the Amended and Restated 1999 Equity Incentive Plan, 3,727 shares of common stock units granted to Ms. McDonald under the Amended and Restated 1999 Equity Incentive Plan, and 1,125 shares of common stock held in Ms. McDonald’s name.

(10)	Includes 11,434 shares of common stock which Mr. Niebla has the right to acquire as of March 23, 2006 as a result of options vested and exercisable on the day of grant under the Amended and Restated 1999 Equity Incentive Plan and 2,046 shares of common stock units granted to Mr. Niebla under the Amended and Restated 1999 Equity Incentive Plan.

(11)	Includes 2,669 shares of common stock units granted to Mr. Powell under the Amended and Restated 1999 Equity Incentive Plan and 4,069 shares that Mr. Powell holds jointly with his wife.

(12)	Includes 80 shares of common stock owned by the Employee Stock Ownership Plan (“ESOP”) but allocated to Mr. Dorey’s account as of March 23, 2007, over which Mr. Dorey has voting but not dispositive power. Mr. Dorey became eligible to withdraw his ESOP shares when he turned 59 1/2 and had completed 10 years of vesting service. He can elect to make a withdrawal once during each Plan year. Also includes 5,590 shares held in Mr. Dorsey’s name and 248,674 shares are common stock that Mr. Dorey holds in trust for the benefit of his family as to which shares Mr. Dorey and his wife share voting and investment power.

(13)	Includes approximately 157,536 shares of common stock owned by the ESOP but allocated to Mr. Boitano’s account, 29,929 shares of restricted stock over which Mr. Boitano has voting, but not dispositive power, as of March 23, 2007, and 6,382 shares of common stock held in Mr. Boitano’s name. Mr. Boitano becomes eligible to make withdrawals of his ESOP shares when he turns 59 1/2 and has completed 10 years of vesting service, at which time he can elect to withdraw from his account once during each Plan year.

(14)	Includes approximately 69,102 shares of common stock owned by the ESOP but allocated to Mr. Barton’s account as of March 23, 2007. Mr. Barton became eligible to withdraw his ESOP shares when he turned 59 1/2 and had completed 10 years of vesting service. He can elect to make a withdrawal once during each Plan year. Also includes 37,163 shares Mr. Barton holds jointly with his wife.

(15)	Includes approximately 65,281 shares of common stock owned by the ESOP but allocated to Mr. Donnino’s account as of March 23, 2007, 3,720 shares of restricted stock over which Mr. Donnino has voting, but not dispositive power, as of March 23, 2007, and 15,407 shares of common stock held in Mr. Donnino’s name. Mr. Donnino becomes eligible to make withdrawals of his ESOP shares when he turns 59 1/2 and has completed 10 years of vesting service, at which time he can elect to withdraw from his account once during each Plan year.

(16)	Includes approximately 127,585 shares of common stock owned by the ESOP but allocated to Mr. Roberts’ account as of March 23, 2007, 46,931 shares of restricted stock over which Mr. Roberts has voting, but not dispositive power, as of March 23, 2007, and 6,947 shares of common stock held in Mr. Robert’s name. Mr. Roberts becomes eligible to make withdrawals of his ESOP shares when he turns 59 1/2 and has completed 10 years of vesting service, at which time he can elect to withdraw from his account once during each Plan year.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers and directors to report ownership of and transactions in Granite stock with the SEC. For practical purposes, we assist our directors and officers by monitoring transactions and completing and filing the reports on their behalf.

On the date indicated, a corrective form was filed due to an inadvertent failure to timely file the required report for the following: Gary M. Cusumano, Linda Griego and David H. Kelsey on August 28, 2006, and William E. Barton on January 3, 2007.

Equity Compensation Plan Information

The following table contains information as of December 31, 2006 regarding stock authorized for issuance under the Granite Construction Incorporated Amended and Restated 1999 Equity Incentive Plan:

			Number of shares
			remaining available for
			future issuance under
	Number of shares to be	Weighted average	equity compensation plans
	issued upon exercise of	exercise price of	(excluding stock reflected in
	outstanding options	outstanding options	column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by shareholders	44,174	$18.93	2,288,899
Total	44,174	$18.93	2,288,899

Certain Relationships and Related Transactions

The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions. They also determine, based on the facts and circumstances, whether the Company or a related person has a direct or indirect interest in the transaction. In addition, the Board of Directors has adopted a written policy and procedures for review and approval of related party transactions involving Granite. The policy requires the Audit/Compliance Committee’s review and approval or ratification of any related party transaction in which Granite is a participant. This includes, among other things, any related party transaction that would be required to be disclosed under the rules and regulations of the Securities and Exchange Commission.

Under the policy, the Audit/Compliance Committee reviews the material facts of all related party transactions that require the Committee’s approval and either approves or disapproves of the entry into the related party transaction. If advance Committee approval of a related party transaction is not feasible, the transaction must be entered into subject to the Committee’s later approval. Thereafter the Committee will consider the transaction, and, if the Committee determines it to be appropriate, ratify it at the next regularly scheduled meeting of the Committee. In determining whether to approve or ratify a related party transaction, the Committee takes into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director who is deemed a related party under the policy with respect to the transaction under consideration may participate in the approval process. All related party transactions approved by the Committee must be disclosed to the full Board of Directors.

Currently the only related person transaction is the employment in 2006 of David V. Watts, a son of David H. Watts, Chairman of the Board. Mr. Watts was Granite’s Director of Information Technology. During fiscal year 2006, he was paid a salary of $150,000, and other compensation totaling $57,382 (including a Profit Sharing cash bonus, restricted stock dividends, a commission and a miscellaneous reimbursement). Mr. Watts terminated his employment with the Company in February 2007. His relationship with the Company was established prior to the adoption of our related persons transactions policy and procedure.

Report of the Audit/Compliance Committee

The Audit/Compliance Committee is appointed by the Board of Directors. Its purpose is to (a) assist the Board in its oversight of (1) Granite’s accounting and financial reporting principles and policies and internal and disclosure controls and procedures, including the internal audit function, (2) Granite’s system of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, (3) the integrity of Granite’s financial statements, (4) the qualifications and independence of Granite’s independent registered public accounting firm, (5) Granite’s compliance with legal and regulatory requirements, and (6) Granite’s Corporate Compliance Program and Code of Conduct; and (b) serve as the Qualified Legal Compliance Committee of the Board of Directors as required. The Committee is solely responsible for selecting, evaluating, setting the compensation of, and, where deemed appropriate, replacing the independent registered public accounting firm (or nominating an independent registered public accounting firm to be proposed for shareholder approval in any proxy statement).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the effectiveness of the internal controls over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Director of Internal Audit reports directly to the Chairman of the Committee and has direct access and meets regularly with the Committee to discuss the results of internal audits and the quality of internal controls. The Corporate Compliance Officer also reports directly to the Committee, and the Committee reports to the Board of Directors at each meeting.

The Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of Granite’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Granite’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the Committee has discussed with the independent registered public accounting firm the auditor’s independence from Granite and its management, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board, Standard No. 1.

The Committee discussed with the independent registered public accounting firm the overall scope and plans for their audit. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of Granite’s internal controls, including internal control over financial reporting, and the overall quality of Granite’s financial reporting. In addition, the Committee reviewed with management and the independent registered public accounting firm drafts of Granite’s quarterly and annual financial statements and press releases prior to the public release of the quarterly earnings. In addition to the quarterly review, the Committee met with the Chief Executive Officer and the Chief Financial Officer to discuss the process adopted by management to enable them to sign the certifications that are required to accompany reports filed with the SEC.

Based on the review and discussions referred to above, the Committee recommended to Granite’s Board of Directors that Granite’s audited financial statements be included in Granite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2006 and December 31, 2005, were:

	2006	2005
Audit Fees	$1,686,315	$1,441,000
Audit Related Fees	0	12,500
Tax Fees	0	0
All Other Fees	1,500	1,500
Total	$1,687,815	$1,455,000

Audit Fees were for professional services rendered for the audits of Granite’s consolidated financial statements including audits of internal controls over financial reporting, audits of subsidiary financial statements, and quarterly financial reviews.

Audit Related Fees were for an agreed-upon procedures engagement required by a project owner to enable us to qualify to bid a project.

All Other Fees were for a software license in 2006 and 2005.

Audit Committee Pre-Approval Policies and Procedures

The Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. During fiscal year 2006, no services were provided to us by PricewaterhouseCoopers LLP or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.

Based on its review of the non-audit services provided by PricewaterhouseCoopers LLP, the committee believes that PricewaterhouseCoopers LLP’s provision of such non-audit services is compatible with maintaining their independence.

The Committee also oversees our Ethics and Compliance Program, participates in the annual evaluation of our Compliance Officer and the Director of Internal Audit, and provides a detailed annual report to the Board on the progress of the Program and plans for future activities.

Members of the Audit/Compliance Committee:

David H. Kelsey, Chair	J. Fernando Niebla
James W. Bradford	William H. Powell

Proposal to Elect Directors by
Affirmative Vote of the Majority

Granite is a Delaware corporation, and under Delaware law a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of director.”

Granite currently uses the plurality vote standard to elect directors. Under the plurality vote standard, a director need only receive a single affirmative vote to be elected or re-elected, even if a substantial majority of the votes cast are “withheld” from a nominee. The Company believes that the trend in corporate governance is moving away from the plurality vote standard and towards the adoption of the majority vote standard for the election of directors for uncontested elections. (i.e., in elections where the numbers of nominees equals the number of directors to be elected).

Under the majority vote standard, a director nominee would have to receive support from the holders of a majority of the votes cast in order to be elected to the Board. The Company believes that the use of the majority vote standard in uncontested elections will strengthen the Board’s accountability to shareholders as well as underscore Granite’s commitment to continually improve and review its corporate governance best practices.

In contested elections (where the number of nominees exceeds the number of directors to be elected) the Company believes that the continued use of the plurality vote standard is warranted and is in the best interest of Granite and its shareholders.

If the proposed amendment is approved by the shareholders, the third paragraph of Section 8 of Article II of Granite’s Bylaws will be amended to read as follows:

“Each director to be elected by the stockholders shall be elected by a vote of a majority of the votes cast for the election of directors; provided, however, that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a vote of the holders of a plurality of the votes cast. For purposes of director elections, a majority of votes cast for a director means that the number of votes “for” a director exceeds the number of votes cast “against” that director, with abstentions being excluded. Except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively. Each stockholder shall have one vote for every share of stock entitled to vote which is registered in his or her name on the record date for the meeting, except as otherwise provided herein or required by law.”

Approval of this proposal requires the affirmative vote of 66 2/3 percent of the outstanding shares of common stock entitled to vote at the annual meeting. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present but will have the same effect as a negative vote on this proposal.

Our Board of Directors unanimously recommends a vote “FOR” this proposal.

Ratification of Independent Registered Public Accounting Firm

The Audit/Compliance Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP to serve as Granite’s independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2007. PricewaterhouseCoopers LLP and its predecessor, Coopers & Lybrand, have been our auditors since 1982.

A representative of PricewaterhouseCoopers LLP will be present at the annual meeting. He or she will be given the opportunity to make a statement if he or she desires and will be available to respond to appropriate shareholder questions.

Although ratification is not required by Granite’s Bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. The majority vote present at the annual meeting is required for approval of this proposal. If shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as Granite’s independent registered public accounting firm, the Audit/Compliance Committee will reconsider the appointment. Even if the selection is ratified, the Audit/Compliance Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year it if determines that such a change would be in the best interest of Granite and our shareholders.

Our Board of Directors unanimously recommends a vote “FOR” this proposal.

Shareholder Proposals to Be Presented
at the 2008 Annual Meeting

Under Granite’s Bylaws, director nominations and proposals for other business to be presented at an annual shareholder meeting by a shareholder may be made only if that shareholder is entitled to vote at the meeting, gave the required notice, and was a shareholder of record at the time when he or she gave the required notice. In addition, matters other than nominations for election to the Board must conform to statutory requirements under the Delaware General Corporation Law.

The required notice must be in writing, must contain the information specified in our Bylaws, and must be received at our principal executive offices not less than 120 days prior to the first anniversary of the date the proxy statement for the preceding year’s annual meeting of shareholders was released to shareholders. If no meeting was held in the previous year, the date of the annual meeting is changed by more than 30 calendar days from the previous year, or in the event of a special meeting, to be on time, the notice must be delivered by the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public announcement of the date of the meeting was made.

Separate from the notice, the SEC rules entitle a shareholder to require us to include the shareholder proposal in Granite’s proxy materials. However, those rules do not require us to include a nomination for election to the Board (or any other office) or set limits on the content of a shareholder proposal. We are also not required to include eligibility, timeliness, and other requirements (including a requirement that before a shareholder can submit his or her proposal, he or she must have continuously held at least $2,000 in market value or 1% of our common stock for at least one year).

Pursuant to Granite’s Bylaws and the SEC rules, to be considered for inclusion in Granite’s proxy statement for presentation at our 2008 annual shareholder meeting, all shareholder proposals must be received by our Secretary at Granite’s principal executive offices on or before the close of business on Thursday, December 13, 2007.

Other Matters

As of the date of this proxy statement, the only matters that management intends to present or knows that others will present at the meeting have been included in this proxy statement. If any other matters are properly presented at the meeting, or any adjournment, the persons named in the proxy card will vote the represented shares using their best judgment.

Michael Futch
Vice President, General Counsel and Secretary
Dated: April 20, 2007

IMPORTANT: PLEASE DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROFIT SHARING AND 401(K) PLAN VOTING DIRECTIVE CARD IN THE ENCLOSED RETURN ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. If the Trustee has not received your voting directive card by May 17, 2007, Fiduciary Counselors Inc., as independent fiduciary for the Plan, will direct the Trustee how to vote these shares. As a participant in the Granite Construction Profit Sharing and 401(K) Plan (“the Plan”), you are entitled to vote your shares of the Common Stock held in the Plan. Your voting direction submitted to Mercer Trust Company, Trustee of the Plan, will be confidential.

Please fill in box(es) as shown using black or blue ink or number 2 pencil. Ä
PLEASE DO NOT USE FINE POINT PENS.

		FOR all	WITHHOLD
		nominees	AUTHORITY
		(except as	to vote for all
A vote FOR Proposals 1, 2 & 3 is recommended by the Board of Directors:		marked to	nominees
		the left [SEE	listed
1.	ELECTION OF DIRECTORS	INSTRUCTIONS])	at left
	To elect William G. Dorey, Rebecca A. McDonald, William H. Powell and Claes G. Bjork as directors to hold office for a three-year term and until their respective successors are elected and have qualified.	¡	¡

(INSTRUCTIONS: To withhold authority to vote for any nominee, write the name(s) of the nominee(s) on the space provided above.)

		FOR	AGAINST	ABSTAIN
2.	To amend Granite’s Bylaws to provide that in uncontested elections director nominees be elected by affirmative vote of the majority of votes cast at the annual meeting of shareholders.	¡	¡	¡

		FOR	AGAINST	ABSTAIN
3.	To ratify the appointment by Granite’s Audit/Compliance Committee of PricewaterhouseCoopers LLP as Granite’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	¡	¡	¡

4.	To grant discretionary authority to William G. Dorey and William E. Barton to vote upon such other matters as may properly come before the meeting. The persons that have made this solicitation know at this time of no other matters to be presented at the meeting.
PLEASE SIGN ON REVERSE SIDE

GRANITE CONSTRUCTION INCORPORATED
Profit Sharing and 401(K) Plan Voting Directive Card for Annual Meeting of Shareholders
The undersigned hereby directs Mercer Trust Company, as Trustee of the Granite Construction Profit Sharing and 401(K) Plan, to vote all the shares of stock in GRANITE CONSTRUCTION INCORPORATED (“Granite”) beneficially held for me by the Plan at Granite’s Annual Meeting of Shareholders to be held at the Embassy Suites, 1441 Canyon Del Rey, Seaside, California on May 21, 2007 at 10:30 a.m., local time, and at any adjournment thereof (1) as specified upon the proposals listed on the reverse side of this card and as more particularly described in Granite’s Proxy Statement dated April 20, 2007 receipt of which is hereby acknowledged, and (2) to grant to William G. Dorey and William E. Barton the discretion to vote said shares upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company’s 2006 Annual Report.

Dated:	, 2007

The shares represented here shall be voted as specified. IF NO SPECIFICATION IS MADE I AUTHORIZE FIDUCIARY COUNSELORS INC., AS INDEPENDENT FIDUCIARY FOR THE PLAN, TO DIRECT THE TRUSTEE HOW TO VOTE THESE SHARES.

Signature of Shareholder* (Sign in the Box)

*(Please sign your name exactly as it appears on this proxy card)

PROXY X AS IN THIS EXAMPLE PLEASE MARK VOTES GRANITE CONSTRUCTION INCORPORATED A vote FOR proposals 1, 2 & 3 is recommended WITHHOLD FOR all ALLOCATED SHARES VOTING DIRECTIVE CARD by the Board of Directors. nominees AUTHORITY (except as to vote for all FOR ANNUAL MEETING OF SHAREHOLDERS marked nominees listed below) below 1. ELECTION OF DIRECTORS The undersigned hereby directs Union Bank of California, N.A. as Trustee To elect William G. Dorey, Rebecca A. McDonald, William H. Powell of the GRANITE CONSTRUCTION Employee Stock Ownership Plan (the “Plan”) and Claes G. Bjork as directors to hold office for a three-year term and until their respective successors are elected and have qualified. to vote all of the allocated shares of stock of GRANITE CONSTRUCTION INCORPORATED beneficially held for the undersigned by the Trust at Granite’s (Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name below.) Annual Meeting of Shareholders to be held at the Embassy Suites, 1441 Canyon Del Rey, Seaside, California on May 21, 2007, at 10:30 a.m., local time, and at Nominees: William G. Dorey, Rebecca A. McDonald, William H. Powell, Claes G. Bjork any adjournment thereof (1) as specified upon the proposals listed below and as more particularly described in Granite’s Proxy Statement dated April 20, 2007, FOR AGAINST ABSTAIN receipt of which is hereby acknowledged, and (2) to grant to William G. Dorey and 2. To amend Granite’s Bylaws to provide that in uncontested William E. Barton the discretion to vote said shares upon such other matters as elections director nominees be elected by affirmative vote of the majority of votes cast at the annual meeting of may properly come before the meeting. The undersigned hereby acknowledges shareholders. receipt of Granite’s 2006 Annual Report. FOR AGAINST ABSTAIN 3. To ratify the appointment by Granite’s Audit/Compliance Committee of PricewaterhouseCoopers LLP as Granite’s independent registered public accounting firm for the fiscal year ending December 31, 2007. 4. To grant discretionary authority to William G. Dorey and William E. Barton to vote upon such other matters as may properly come before the meeting. The persons that have made this solicitation know at this time of no other matters to be presented at the meeting. The shares represented hereby shall be voted as specified. If no specification is made, I authorize the Plan’s Committee to direct the Trustee how to vote these shares. Please date and sign your name exactly as it appears Date IMPORTANT: PLEASE DATE, SIGN AND MAIL PROMPTLY THIS PROXY IN on the stock certificate representing your shares. THE ENCLOSED RETURN ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. If you attend the meeting, you may vote in person should you wish to do so even though you have already sent in your Proxy. Shareholder sign above Co-holder (if any) sign above Detach above card, sign, date and mail in postage paid envelope provided. GRANITE CONSTRUCTION INCORPORATED IMPORTANT: PLEASE SIGN, DATE AND MAIL PROMPTLY THE ALLOCATED SHARES VOTING DIRECTIVE CARD IN THE ENCLOSED RETURN ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. If you fail to return your voting directive card to the Trustee by May 17, 2007, you will be deemed to have authorized the Plan’s Committee to direct the Trustee how to vote these shares. As a participant in the Granite Construction Employee Stock Ownership Plan (the “Plan”), you are entitled to vote your allocated portion of the shares of the common stock held in the Plan by the Trust. Your voting direction submitted to the Union Ba nk of California, N.A., Trustee of the Plan, will be confidential. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED BEFORE IT IS VOTED. PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY X AS IN THIS EXAMPLE PLEASE MARK VOTES GRANITE CONSTRUCTION INCORPORATED A vote FOR proposals 1, 2 & 3 is recommended FOR all WITHHOLD PROXY FOR ANNUAL MEETING OF SHAREHOLDERS by the Board of Directors. nominees AUTHORITY (except as to vote for all SOLICITED BY THE BOARD OF DIRECTORS marked below) nominees listed below 1. ELECTION OF DIRECTORS The undersigned hereby appoints William G. Dorey and William E. Barton and To elect William G. Dorey, Rebecca A. McDonald, William H. Powell each of them with full power of substitution to represent and to vote all the shares and Claes G. Bjork as directors to hold office for a three-year term and until their respective successors are elected and have qualified. of stock in GRANITE CONSTRUCTION INCORPORATED which the undersigned is entitled to vote at Granite’s Annual Meeting of Shareholders to be held at the Embassy (Instruction: To withhold authority to vote for any individual nominee, strike a line through Suites, 1441 Canyon Del Rey, Seaside, California on May 21, 2007, at 10:30 a.m., the nominee’s name below.) local time, and at any adjournment thereof (1) as specified upon the proposals listed Nominees: William G. Dorey, Rebecca A. McDonald, William H. Powell, Claes G. Bjork below and as more particularly described in Granite’s Proxy Statement dated April 20, 2007, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. The undersigned hereby FOR AGAINST ABSTAIN 2. To amend Granite’s Bylaws to provide that in uncontested acknowledges receipt of Granite’s 2006 Annual Report. elections director nominees be elected by affirmative vote of the majority of votes cast at the annual meeting of shareholders. FOR AGAINST ABSTAIN 3. To ratify the appointment by Granite’s Audit/Compliance Committee of PricewaterhouseCoopers LLP as Granite’s independent registered public accounting firm for the fiscal year ending December 31, 2007. 4. To grant discretionary authority to William G. Dorey and William E. Barton to vote upon such other matters as may properly come before the meeting. The persons that have made this solicitation know at this time of no other matters to be presented at the meeting. The shares represented hereby shall be voted as specified. If no specification is made, such shares will be voted in favor of Proposals 1, 2 & 3. Please date and sign your name exactly as it appears Date IMPORTANT: PLEASE DATE, SIGN AND MAIL PROMPTLY THIS PROXY IN on the stock certificate representing your shares. THE ENCLOSED RETURN ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. If you attend the meeting, you may vote in person should you wish to do so even though you have already sent in your Proxy. Shareholder sign above Co-holder (if any) sign above Detach above card, sign, date and mail in postage paid envelope provided. GRANITE CONSTRUCTION INCORPORATED THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED BEFORE IT IS VOTED. PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.